Exhibit 10.1

COCA-COLA PLAZA

ATLANTA, GEORGIA

MUHTAR KENT	ADDRESS REPLY TO:
CHAIRMAN AND CHIEF EXECUTIVE OFFICER,	P.O. BOX 1734
THE COCA-COLA COMPANY	ATLANTA, GA 30301

404 676-4082
FAX: 404 676-7721

April 24, 2014

Kathy N. Waller

Atlanta, Georgia

Dear Kathy,

We are delighted to confirm your new position as Executive Vice President and Chief Financial Officer, job grade 22, with an effective date of April 24, 2014.  You will report to me.  The information contained in this letter provides details of your new position.

•                  Your principal place of assignment will continue to be Atlanta, Georgia.

•                  Your annual base salary will be $715,000.

•                  You will continue to be eligible to participate in the annual Performance Incentive Plan.  The target annual incentive for a job grade 22 is 125% of annual base salary.  The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. The plan may be modified from time to time.

•                  You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program.  Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive equity awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future.  Currently, the award is delivered 60% stock options and 40% Performance Share Units. As a discretionary program, the award timing, frequency, size and distribution between stock options and PSUs are variable.

•                  You are expected to continue to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to four times your base salary.  Because this represents an increase from your prior target level, you will have an additional two years, or until December 31, 2016, to meet your requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•                  You will continue to be eligible for the Company’s Financial Planning and Counseling program which provides reimbursement of certain financial planning and counseling services, up to $10,000 annually, subject to taxes and withholding.

•                  You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•                  This letter is provided as information and does not constitute an employment contract.

Kathy, I feel certain that you will find challenge, satisfaction and opportunity in this new role and as we continue our journey toward the 2020 Vision.

Sincerely,

/s/ Muhtar Kent

Muhtar Kent

c:                                      Ceree Eberly

Executive Compensation

GBS Executive Services